FOR IMMEDIATE RELEASE                     Contact Person: W. Garth Sprecher
                                                          (717) 738-8304

                         D & E Communications, Inc. and
               Denver and Ephrata Telephone and Telegraph Company
                         Announce the Effectivenes of a
                         New Holding Company Structure


 EPHRATA, PA, June 10, 1996 -- Effective as of June 7, 1996, D & E Communications, Inc. ("D & E"), a newly-created Pennsylvania corporation which had been a wholly-owned subsidiary of Denver and Ephrata Telephone and Telegraph Company ("Telco"), became the new parent company of Telco, pursuant to a share exchange whereby each holder of shares of the common stock, par value $.50 per share, of Telco (the "Telco Common Stock") automatically became the holder of three shares of the common stock, par value $.16 per share, of D & E (the
"D & E Common Stock"). Also effective as of June 7, 1996, Telco issued a dividend to D & E of the capital stock of Telco's subsidiaries, Red Rose Communications, Inc.(formerly known as Red Rose Systems, Inc.) ("Red Rose") and D & E Marketing Corp. ("Marketing"), such that Red Rose and Marketing became direct, wholly-owned subsidiaries of D & E.

     Effectiveness of the share exchange and the dividend of subsidiaries' capital stock are the final steps in the holding company restructuring announced by Telco on February 28, 1996. This restructuring was approved by the Pennsylvania Public Utilities Commission on April 26, 1996 and the shareholders of Telco on May 9, 1996, at Telco's 1996 Annual Meeting.

     The general purpose of the holding company structure is to establish a more appropriate corporate structure for the conduct of unregulated business activities. D & E believes that this restructuring will better enable it to establish a broader base of income generation which will enhance the overall financial strength of the enterprise. Shareholders of D & E should retain their existing certificates representing Telco Common Stock as such certificates automatically represent an equal number of shares of D & E Common Stock. As soon as practicable, D & E will send to its shareholders additional stock certificates representing the additional shares of D & E Common Stock issued in the share exchange.

     D & E, through its subsidiaries, Telco, Red Rose and Marketing, furnishes telephone service through 48,837 access lines to an estimated population of 100,000 in an area of approximately 227 square miles in parts of Berks, Lancaster and Lebanon Counties in the Commonwealth of Pennsylvania; provides feature-rich advanced local telephone service using a modern digital-fiber optic telecommunications network; furnishes nationwide and international communications services through interconnection with the facilities of other companies; and furnishes video conferencing and paging services.